Exhibit 99.1

Mirant Announces Plan to Repurchase Common Stock and Sell Businesses and Assets

Media contact:
David Reno/Jonathan Gasthalter/Brooke Morganstein
Citigate Sard Verbinnen
212 687 8080

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Shareholder inquiries:
678 579 7777

July 11, 2006

Mirant Announces Plan to Repurchase Common Stock

and Sell International Businesses

•                  Immediate launch of a modified “Dutch Auction” tender offer for up to 43 million shares of Mirant common stock for an aggregate purchase price of up to $1.25 billion

•                  Commencement of an auction process to sell Philippines business

•                  Commencement of an auction process to sell Caribbean businesses

ATLANTA — Mirant Corporation (NYSE: MIR) today announced a strategic plan to enhance shareholder value. The elements of Mirant’s plan are (1) the immediate launch of a modified “Dutch Auction” tender offer for up to 43 million shares of Mirant common stock, using available cash and cash to be distributed to Mirant upon completion of a term loan to be entered into by Mirant’s Philippines business, and (2) the commencement of auction processes to sell Mirant’s Philippines and Caribbean businesses. As Mirant generates cash through these sales, it plans to continue returning cash to its shareholders.

Mirant Chairman and Chief Executive Officer Edward R. Muller said, “Our strategic plan reflects our continued commitment to enhance shareholder value, both through the return of cash to our shareholders and through our continuing U.S. business.”

Share Repurchases

Mirant’s Board of Directors has authorized the repurchase of up to 43 million shares of Mirant common stock for an aggregate purchase price of up to $1.25 billion. The repurchase will be made through a modified “Dutch Auction” tender offer in which Mirant’s shareholders will be given the opportunity, subject to certain conditions, to sell all or a portion of their shares of Mirant common stock to Mirant at a price not less than $25.75 and not more than $29.00 per share. The tender offer will commence tomorrow and will be funded through a combination of cash on hand and cash distributed to Mirant upon completion of a term loan to be entered into by Mirant’s Philippines business.

Sales of International Businesses

Mirant also is commencing auction processes to sell its Philippines and Caribbean businesses. Certain of the sales will be subject to regulatory and other approvals and consents. The planned sales will result in these businesses being reported as “discontinued operations” beginning in the third quarter of 2006. The sales are expected to close by mid-2007. As Mirant generates cash from these sales, it plans to continue returning cash to its shareholders while maximizing the value of its net operating loss carryforwards.

Mirant’s financial advisor for the sale of the Philippines business will be Credit Suisse. JPMorgan will serve as financial advisor for the sale of the Caribbean businesses.

Mirant has ownership interests in three generating facilities in the Philippines: Sual, Pagbilao and Ilijan. Its net ownership interest in these three generating facilities to be sold is 2,203 MW. The Philippines business contributed $370 million in adjusted EBITDA in 2005. In light of its decision to sell its Philippines business, Mirant has adjusted its plan to recapitalize the business. The recapitalization will now consist of a $700 million term loan for which Mirant has obtained a commitment from Credit Suisse. The term loan will be prepayable at par.

Mirant’s net ownership interest in the Caribbean businesses comprises 1,050 MW. The ownership includes controlling interests in two vertically integrated utilities: an 80% interest in Jamaica Public Service Company Limited and a 55% interest in Grand Bahamas Power Company. Mirant also owns a 39% interest in the Power Generation Company of Trinidad and Tobago (PowerGen), and a 25.5% interest in Curacao Utilities Company. In 2005, the Caribbean businesses contributed $156 million in adjusted EBITDA.

Continuing Business

The continuing business of Mirant will consist of its 14,161 MWs in the U.S. Mirant expects to generate sufficient cash from its continuing business to meet all of its capital requirements, including planned environmental capital expenditures.

Estimated Available Cash

Proceeds for the tender offer will come from available cash on hand of $885 million and cash to be distributed to Mirant upon completion of the $700 million term loan to be entered into by Mirant’s Philippines business. The remainder of the term loan will be used to pay off existing debt in the Philippines.

Esimtated Available Cash

(in millions)
Estimated consolidated cash & cash equivalents as of June 30, 2006	$1,765
Less restricted international cash	(403)
Less restricted cash at New York subsidiaries	(72)
Less restricted Mirant North America cash	(105)
Total available cash at Mirant Corporation	1,185
Less cash reserved for the Pepco settlement	(100)
Less reserved corporate cash	(200)
Total available cash for distribution as of June 30, 2006	885

Plus available cash to be distributed to Mirant Corporation upon completion of the Philippines term loan	376
Total estimated available cash for distribution	$1,261

Details of Tender Offer

The modified “Dutch Auction” tender offer for shares of Mirant common stock will commence tomorrow and will expire on August 21, 2006, at 5:00 p.m., New York City time, unless extended by Mirant. Under the tender offer, Mirant’s shareholders will have the opportunity to tender all or a portion of their shares at a price not less than $25.75 and not more than $29.00 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, Mirant will determine the single per share price within the specified range that will allow it to buy 43 million shares, or such lesser number of shares that are properly tendered. If shareholders properly tender more than 43 million shares at or below the determined price per share, Mirant will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis based upon the number of shares each shareholder tenders. All shares that have been tendered and not purchased will be promptly returned to the shareholder. Shareholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period.

The tender offer is not contingent upon any minimum number of shares being tendered. The offer is, however, subject to certain terms and conditions that will be specified in the offer to purchase to be distributed to shareholders, including obtaining the necessary financing for the offer through the term loan to be entered into by Mirant’s Philippines business. JPMorgan will serve as dealer manager for the tender offer. Innisfree M&A Incorporated will serve as information agent and Mellon Investor Services will act as depositary.

Neither Mirant nor its Board of Directors, dealer manager, depositary or information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase to Mirant.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Mirant’s common stock. The solicitation of offers to buy shares of Mirant common stock will be made only pursuant to the offer to purchase and related materials that Mirant will send to its shareholders shortly. Shareholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer. Shareholders will be able to obtain the offer to purchase and related materials at no charge at the SEC’s website at www.sec.gov or from our information agent, Innisfree M&A Incorporated. We urge shareholders to read those materials carefully when they become available prior to making any decisions with respect to the tender offer.

Contacts

Philippines Asset Sales:
Credit Suisse/Singapore
Jason Fisher, 65 6212 3811
jason.fisher@credit-suisse.com

Credit Suisse
Raymond Wood, 212 325 2845
raymond.wood@credit-suisse.com

Caribbean Asset Sales:
JPMorgan
Carlos Cerini, 212 622 8946
carlos.g.cerini@jpmorgan.com

Scott T. Deghetto, 212 622 6924
scott.t.deghetto@jpmorgan.com

Information Agent:
Innisfree M&A Incorporated
Shareholders Call Toll-Free:  877 750 5836
Banks and Brokers Call Collect: 212 750 5833

Conference Call and Webcast

Mirant is hosting a conference call to discuss the matters described in the press release. The call will be held from 11:00 a.m. to noon Eastern Daylight Time today, July 11, 2006. To listen to the webcast and view the accompanying slide presentation, log on to Mirant’s website at www.mirant.com. Analysts are invited to participate in the call by dialing 866.850.2201 and referencing confirmation code 3755170. International callers should call 718.354.1362 and reference confirmation code 3755170. The call will be available for replay shortly after completion of the live event on the “Investor” section of the Mirant website or by dialing 866.239.0765 and referencing replay code 3755140.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,300 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Appendix Table 1
Adjusted Net Income &Ajdusted EBITDA
Year-end Decmeber 31, 2005

	Business to be Sold
(In millions)	Philippines	Caribbean	Sub Total	United States	Total

Net income (loss)(1)	$112	$59	$171	(1,478)	$(1,307)
Mark-to-market losses	-	-	-	17	17
Other impairment loss and restructuring			-	23	23
Loss (Gain) on sales of assets, net	(1)	-	(1)	19	18
Gain on sale of investments, net			-	(45)	(45)
Impairment losses on minority owned affiliates	23		23	-	23
Other, net	1	(5)	(4)	63	59
Reorganization items, net	-	-	-	72	72
Income from discontinued operations, net	-	-	-	7	7
Cumulative effect of a change in accounting principle			-	16	16
Adjusted net income (loss)	$135	$54	$189	(1,306)	$(1,117)

Provision (benefit) for income taxes	131	6	137	(14)	123
Interest, net	25	53	78	1,402	1,480
Amortization of transition power agreements	-	-	-	(14)	(14)
Depreciation and amortization	79	43	122	185	307
Adjusted EBITDA	$370	$156	$526	$253	$779

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

(1)  Net income and adjusted EBITDA for the businesses to be sold excludes corporate overhead expenses historically allocated to these businesses. These amounts were $14 million for the Philippines business, and $13 million for the Caribbean businesses.

Cautionary Language Regarding Forward Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, our subsidiary’s ability to close the term loan facility and our ability to cause our subsidiaries to distribute cash to us to use in the tender offer; our ability to sell our businesses on terms that we are willing to accept; legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected; changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant’s subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to Mirant; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business; deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2005, and Form 10-Q for the quarter ended March 31, 2006, filed with the Securities and Exchange Commission; political factors that affect Mirant’s international operations, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable Mirant to make debt service and other payments; the resolution of claims and obligations that were not resolved during Mirant’s Chapter 11 proceedings that may have a material adverse effect on Mirant’s results of operations and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended March 31, 2006.

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